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Conagra Brands, Inc.

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Conagra Brands, Inc. 2026 Annual Meeting September 23, 2026

Overview: 2026 Annual Meeting of Stockholders Vote Proposal  FOR 1 Election of directors  FOR 2 Advisory vote to approve named executive officer compensation  FOR 3 Ratification of the appointment of KPMG LLP as our independent auditor for fiscal 2027  AGAINST 4 Shareholder proposal to limit Board authority to issue “blank-check” preferred stock YOUR VOTE IS VERY IMPORTANT. The Annual Meeting of Shareholders of Conagra Brands, Inc. (the Company) will be held on September 23, 2026. The Company’s Board of Directors recommends that you vote your shares as follows:

Proposal 2: Advisory Vote to Approve Named Executive Officer Compensation • Proxy advisory firms ISS and Glass Lewis have recommended that shareholders vote AGAINST Proposal 2, the Company’s Say-on-Pay proposal. • Conagra respectfully disagrees with these recommendations and recommends that shareholders vote FOR Proposal 2. • Although Conagra recognizes that fiscal 2026 was a challenging year, the Company’s actual results were in line with the guidance range provided at the start the year. • The FY26 total short and long-term incentive compensation outcomes reflected the Company's substantial (but not complete) achievement of short-term objectives and partial achievement of longer-term objectives. This mixed performance resulted in the Human Resources Committee making a discretionary reduction of 7.6% to the annual incentive payout and approving a 35.7% payout for the FY24-26 performance shares. • The following slides provide additional context on the Human Resources Committee’s compensation-setting process and the performance-based outcomes of the program.

Lower expectations for FY26 were shared with the investment community in July 2025 • In July 2025, Conagra provided investors with FY26 guidance and, in slide 35 (right), detailed why performance was expected to decline compared with FY25. • The FY26 outlook reflected both a challenging operating environment and company-specific strategic actions, including: • Lapping divestitures completed in FY25 • Elevated inflation and commodity costs • Newly-imposed tariffs to be partially off-set with mitigation and productivity actions • The comparison to a 70%, below-target AIP payout in FY25 • Increased capital investment in the supply chain • These factors were reflected in the Company’s FY26 Annual Operating Plan and informed the HRC’s goal-setting process. 1. FY26 Adj. EPS was identified as a forward-looking non-GAAP financial measure. 2. FY25 Adj. EPS was identified as a non-GAAP financial measure. See the Company’s July 10 Earnings Presentation for more information including the appendix which included information about forwarded looking non-GAAP financial measures and a reconciliation of FY25 Adj. EPS to the most directly comparable GAAP measure.

The HRC set FY26 AIP targets consistent with those expectations

CONAGRA BRANDS

FY26 AIP Goals Reflected the Board-Approved Operating Plan

- ISS and Glass Lewis note that certain FY26 AIP targets were below FY25 actual results. While true, lower targets are not necessarily less rigorous. The FY26 targets were intended to be both rigorous and to align incentive compensation with the business outlook to drive the performance required to achieve the Company's guidance.
- Following robust discussion and review, the Board approved the FY26 Annual Operating Plan (AOP) in July 2025. The AOP anticipated lower year-over-year results reflecting the expected impact of divestitures, inflation, tariffs, and increased capital investment.
- The HRC established FY26 goals that were intended to remain rigorous, drive the Company's strategy, and achieve or overdeliver the Annual Operating Plan.

Key design decisions

- **Adjusted Operating Profit:** Target reflected expected tariff and inflation increases, partially offset by productivity.
- **Adjusted Net Sales:** Target reflected the impact of divestitures and a challenging consumer environment. Weighting increased from 25% to 30% to reinforce focus on top-line performance.
- **Adjusted Free Cash Flow:** Target reflected lower expected sales and profit, cash taxes associated with divestiture gains, and increased capital investment. Weighting decreased from 25% to 20% following significant overachievement in FY25.

Adjusted Metrics Used for Compensation Purposes (in millions)	FY25 Actual	FY26 Target	FY25 Weight	FY26 Weight
Adj. Op Profit	$1,636	$1,307	50%	50%
Adj. Net Sales	$11,650	$11,414	25%	30%
Adj. Free Cash Flow(1)	$1,159	$620	25%	20%

(1) Excludes adjusted equity method investment earnings received from the Company's joint venture, Ardent Mills

The HRC applied their discretion to reduce the FY26 AIP payout • Importantly, FY26 results finished in line with guidance provided at the outset of FY26 • Adjusted free cash flow significantly exceeded target, reaching $849 million versus a $620 million target and representing 119% free cash flow conversion • Adjusted operating profit and adjusted net sales, which together represented 80% of the AIP opportunity, were below target and resulted in less-than-target payouts for those metrics • After reviewing the overall quality of performance, the HRC applied negative discretion and reduced the calculated AIP payout from approximately 118.6% to 111.0% of target *Adjusted metric used for compensation purposes

FY24-FY26 PSP 35.7% payout reflects the Company’s commitment to pay-for-performance • The FY24–FY26 Performance Share Program paid out at only 35.7% of target, based on three-year adjusted EPS and adjusted net sales performance. • The below-target payout resulted in a significant reduction to realized compensation. • Approximately 43% of the CEO’s target compensation was delivered through performance shares, directly linking a substantial portion of target compensation to long-term Company performance. The FY26 AIP payout (~18% of the CEO’s target compensation) reflected exceptional Free Cash Flow performance, while the FY24-FY26 PSP paid out at only 35.7% of target, keeping total compensation outcomes aligned Company performance

5-year CEO compensation actually paid was aligned with shareholder outcomes • We structure our executive pay programs to align executive and shareholder interests • Over the past five years (FY22-26), our CEO’s Compensation Actually Paid (CAP) was aligned with our TSR: • CEO CAP: 50% below Summary Compensation Table Pay • TSR: -55% $81.5 $40.7 5-Year CEO SCT Pay 5-Year CEO CAP 50% Decline 5-Year CEO Summary Compensation Table (SCT) Pay vs. Compensation Actually Paid (CAP) (Millions USD) 5-Year TSR: -55%

For the FY27 AIP, the HRC has included a governor to reinforce pay-for-performance alignment The HRC evaluates the AIP performance metrics each year to ensure pay-for-performance alignment: • In FY24, the HRC added Free Cash Flow as a third AIP metric to support our strategic priority to repay debt. • In FY26, the HRC updated the AIP metric weightings increasing Adjusted Net Sales to 30% from 25% and reducing Adjusted Free Cash Flow to 20% from 25% reflecting increased focus on driving sales growth. • For FY27, the HRC has again proactively enhanced the FY27 AIP design to strengthen the alignment between incentive outcomes and overall Company performance: • The FY27 AIP will continue to reward strong Free Cash Flow performance while the new governor limits the impact of exceptional free cash flow performance when adjusted operating profit is below target. • If adjusted operating profit is below target, the maximum free cash flow contribution to the AIP is capped at 150%, rather than 200%. • This enhancement helps ensure that incentive outcomes reflect performance across all key financial measures and reinforces the HRC’s commitment to disciplined pay-for-performance governance. Maximum FCF Funding Contribution Operating Profit Achievement < 100% of Target 150% ≥ 100% of Target 200% If operating profit is below target, free cash flow cannot disproportionately drive the overall AIP payout

We ask for your support on Proposal 2: Advisory vote to approve executive compensation • Following extensive shareholder engagement in 2024, the HRC implemented meaningful enhancements to the executive compensation program. • In 2025, ISS and Glass Lewis noted the Company’s responsiveness and recommended shareholders vote for the Company’s executive compensation. • The Company’s Say on Pay earned ~89% shareholder support at the 2025 Annual Meeting. • The FY26 program maintained those enhancements. Consistent Pay Program • Each year, the HRC aligns the compensation program with the Company’s strategic priorities, operating plan, financial goals, and investor commitments. • FY26 AIP goals approved in July 2025 were rigorous and consistent with the Board-approved Annual Operating Plan and the contemporaneous outlook communicated to investors. • The HRC increased the weighting on adjusted net sales from 25% to 30% and reduced the weighting on free cash flow from 25% to 20% to reflect the Company’s priorities Consistent Goal Alignment With Company Strategy and Operating Plans The compensation program has been enhanced in response to shareholder feedback and the HRC aligned FY26 AIP targets with Company strategy and linked pay to performance. YOUR VOTE IS VERY IMPORTANT. Your views are also very important. We welcome the opportunity to engage with you on these issues.

Conagra Brands, Inc. 2026 Annual Meeting September 23, 2026